Exhibit 99.1

ZEO ScientifiX Solidifies Role as Official Regenerative Medicine Educational Partner for A4M at Longevity SpringFest 2026

ZEO Joins Publicly Traded Longevity Companies Like Niagen Bioscience (NASDAQ: NAGE) as Leaders in A4M’s Educational Global Practitioner Network

FORT LAUDERDALE, Fla. – March 31, 2026 – ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO” or the “Company”), a clinical-stage biotechnology company, today announced its role as the official educational partner for regenerative medicine with the American Academy of Anti-Aging Medicine (A4M) at the Longevity SpringFest 2026.

Modeled after A4M’s prestigious Professional Medical Education (PME) series, ZEO will serve as the "official arm of education" for regenerative medicine. The Company will lead a specialized, full-day Masterclass on April 9, 2026, in West Palm Beach, providing evidence-based training to attending physicians. This collaboration allows ZEO direct access to A4M’s network of 26,000 physicians and health care practitioners representing over 120 nations.

This strategic partnership places ZEO alongside other industry-leading public companies that are partners within the A4M educational-network, including NASDAQ-listed Niagen Bioscience (NAGE) and InBody (KRX: 041830), emphasizing the Company’s position in the overall $29.9 billion longevity therapy market (The Business Research Company, 2026).

“We are incredibly excited to bring this level of specialized physician education to West Palm Beach,” said Dr. George C. Shapiro MD, Chief Medical Officer of ZEO. “By modeling this Masterclass after A4M’s renowned Professional Medical Education series, ZEO is helping set a new standard for how regenerative medicine is taught and implemented. As Chair of the educational session, my goal is to ensure clinicians leave with a rigorous, evidence-based framework to safely and effectively lead the next wave of regenerative and longevity medicine.”

The Regenerative & Longevity Medicine Masterclass

Designed for advanced practitioners, the program will cover:

●	Scientific Foundations: Differentiating cellular vs. acellular biologics and manufacturing quality standards.
●	Clinical Integration: Real-world applications for musculoskeletal, orthopedic, and oncology-adjacent care.
●	Regulatory Compliance: Navigating federal and Florida-specific biologic legislation.

About ZEO ScientifiX, Inc. ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating out of Nova Southeastern University’s $100 Million Center of Collaborative Research, the Company translates emerging science into scalable clinical solutions. For more information, visit https://zeoscientifix.com.

Forward-Looking Statements Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

ZEO ScientifiX, Inc.

Karlista Maroney

Director of Growth Strategy

IR@zeoscientifix.com